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                                                                    Exhibit 5.1


                                  July 20, 2001

Tollgrade Communications, Inc.
493 Nixon Road
Cheswick, PA  15024

    RE: Registration Statement on Form S-8 for Tollgrade Communications, Inc. 1995 Long-Term Incentive Compensation Plan

Gentlemen:

         We have acted as counsel to Tollgrade Communications, Inc., a Pennsylvania corporation (the "Company"), in connection with the above-captioned Registration Statement (the "Registration Statement") relating to 275,000 shares of Common Stock, par value $.20 per share, of the Company (the "Common Stock") which may be purchased by certain employees or non-employee directors of the Company pursuant to stock options granted under the 1995 Long-Term Incentive Compensation Plan (the "1995 Plan"). In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Company and delivered under the Options will have been duly authorized, validly issued and fully paid at the time of their original issuance. In connection with this opinion, we have examined, among other things:

         (1) the Articles of Incorporation of the Company, as amended to date;

         (2) actions taken by the Board of Directors of the Company on January 25, 2001, authorizing the issuance of an additional 275,000 shares of Common Stock under the 1995 Plan and reserving 275,000 shares of Common Stock for such purpose;

         (3) actions taken by the shareholders of the Company on May 3, 2001 approving the issuance of an additional 275,000 shares under the 1995 Plan; and

         (4)      the 1995 Plan as currently in effect.

         Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumption set forth above, we are pleased to advise you that in our opinion the 275,000 shares of Common Stock being registered and which may be issued by the Company pursuant to the provisions of the 1995 Plan have been duly authorized, and upon such issuance such shares will, when sold, be validly issued, fully paid and nonassessable.

         In rendering the foregoing opinion, we have not examined the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America and the foregoing opinion is limited to such laws.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption "Legal Opinion." In giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                                    Yours truly,



                                                    REED SMITH LLP